                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 24, 2000





                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
of incorporation)             File Number)   Identification No.)


         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400

Item 5.   Other Events

     Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today that, at a special stockholders' meeting held this morning, Rosemore, Inc.'s proposal to merge Crown into a subsidiary of Rosemore, in which the public stockholders of Crown would have received $9.50 per share in exchange for their Crown stock, failed to receive the required two-thirds vote. Accordingly, Crown announced that it has decided not to pursue a strategic transaction with Rosemore at this time and has terminated its merger agreement with Rosemore.

     Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, has said that it has proposed to buy all of Crown's outstanding stock at a price of $10.50 per share in cash in a tender offer. Crown has therefore requested Apex to present to Crown its definitive proposal to acquire all of Crown's stock for $10.50 per share in a fully financed, all-cash unconditional tender offer and to be able to commence its tender offer by September 29, 2000. Rosemore, Crown's controlling stockholder, has indicated that it would consider a credible, fully financed, all-cash offer for its Crown stock.

Item 7(c)     EXHIBITS

      Exhibit No.        Description

         99              Press Release dated August 24, 2000

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CROWN CENTRAL PETROLEUM CORPORATION
                         (Registrant)


                         By: /s/ John E. Wheeler, Jr.
                             ------------------------
                         Name:  John E. Wheeler, Jr.
                         Title: Executive Vice President --
                                Chief Financial Officer


Dated: August 24, 2000

                             EXHIBIT INDEX
                             -------------


      Exhibit No.        Description

         99              Press Release dated August 24, 2000